Exhibit 99.1

CHENIERE ENERGY, INC. NEWS RELEASE

CONTACT: David E. Castaneda

INVESTOR & MEDIA RELATIONS

1-888-948-2036

E-mail: LNG@MDCGroup.com

Cheniere Energy Receives $14,850,000 from Private Placement of Stock

HOUSTON–January 26, 2004 – Cheniere Energy Inc. (AMEX:LNG) announced today the private placement of 1,100,000 shares of its common stock with twelve accredited investors for consideration of $14,850,000, or $13.50 per share. This represents a 5% discount off the $14.20 closing price of Cheniere’s common stock on January 16, 2004, the date the offering was priced. The proceeds of the private placement will be used for general corporate purposes.

The securities offered to accredited investors in the private placement were sold in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The securities have not been registered under the Securities Act or any state securities laws, and the securities may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. In connection with the offering, Cheniere has agreed, subject to certain terms and conditions, to file a registration statement under the Securities Act covering the resale of the shares purchased. This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy shares and is being issued under Rule 135c under the Securities Act.

Cheniere Energy, Inc. is a Houston-based developer of LNG Receiving Terminals and a Gulf of Mexico E&P company. Cheniere is developing Gulf Coast LNG Receiving Terminals in Sabine Pass, LA, and Corpus Christi, TX. Cheniere is also a 30% limited partner in Freeport LNG Development, L.P., which is developing an LNG Receiving Terminal in Freeport, Texas. Cheniere conducts exploration for oil and gas in the Gulf of Mexico using a regional database of 7,000 square miles of PSTM 3D seismic data. Cheniere also owns 9% of Gryphon Exploration Company, along with Warburg, Pincus Equity Partners, L.P. which owns 91%.

Additional information about Cheniere Energy, Inc. may be found on its Web site at www.cheniere.com, by contacting the company’s investor and media relations department toll-free at 888-948-2036 or by writing to: LNG@MDCGroup.com.

Except for the historical statements contained herein, this news release presents forward-looking statements that involve risks and uncertainties. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Certain risks and uncertainties inherent in the company’s business are set forth in the company’s periodic reports that are filed with and available from the Securities and Exchange Commission.

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